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                                                                    EXHIBIT 10.3


                              THE DIAL CORPORATION
                           15501 North Dial Boulevard
                         Scottsdale, Arizona 85620-1619

                                                               December 14, 2003



Herbert M. Baum
The Dial Corporation
15501 North Dial Corporation
Scottsdale, Arizona 85260-1619

Dear Mr. Baum:

            This letter agreement (the "AGREEMENT") sets forth the agreements among you (sometimes referred to as the "EXECUTIVE"), Henkel KGaA ("HENKEL") and The Dial Corporation (the "COMPANY") in connection with the amendment and restatement of your Employment Agreement with the Company, dated as of August 15, 2002 (the "EMPLOYMENT AGREEMENT"), and the cancellation of the Covered Options (as defined below), on and subject to the terms and conditions of this Agreement. This Agreement is subject to, and will become effective at the effective time (the "EFFECTIVE TIME") of, the merger of Henkel Merger Corporation with and into the Company (the "MERGER") contemplated by the Agreement and Plan of Merger, dated as of the date hereof, among Henkel, Henkel Merger Corporation and the Company (the "MERGER AGREEMENT"), except that the provisions of paragraph 2(b) and 2(c) shall become effective as of the date hereof, subject to consummation of the Merger. In the event that (i) prior to the Merger, the Merger Agreement is terminated in accordance with its terms or
(ii) the Company engages in a transaction, other than the Merger, which constitutes a Change of Control (as defined in the Employment Agreement), the terms of this Agreement shall be null, void and of no effect ab initio.

            Unless specified otherwise, capitalized terms used herein without definition shall have the meanings assigned thereto in the Merger Agreement.

            1. Amendment and Restatement of Employment Agreement. Contemporaneous with the execution of this Agreement by the Executive and effective at the Effective Time, the Executive and the Company have entered into an Amended and Restated Employment Agreement (the "AMENDED EMPLOYMENT AGREEMENT") that shall supercede the Employment Agreement as provided in such Amended Employment Agreement, except for the provisions (the "SURVIVING PROVISIONS") of Section 4(k) (Insurance; Indemnification) and 9 (Certain Additional Payments by the Company) of the Employment Agreement. The Surviving Provisions shall survive the termination of this Agreement and shall not be superceded by the Amended Employment Agreement.

            2. Initial Payment. (a) In consideration for your entering into this Agreement and subject to consummation of the Merger as contemplated by the Merger Agreement, the Company hereby agrees to pay to you, in a lump sum upon the Closing Date, an amount equal to (A) the product of (i) three multiplied by
(ii) the sum of (x) your annual base salary, at the rate in

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effect on the date hereof, and (y) the highest annual bonus paid to you under the Company's annual incentive plan in which you were a participant for any of the last three fiscal years of the Company ending prior to the Effective Time (such product referred to herein as the "CIC PAYMENT") multiplied by (B) 80%.

            (b) You hereby acknowledge and agree that (i) you will not terminate your employment without "good reason," as defined in any provision of the Employment Agreement ("EA GOOD REASON"), from or after the date hereof and prior to the Closing Date, (ii) as of the date hereof, no events, facts or circumstances have occurred or exist that would constitute the basis for any termination of your employment with the Company for EA Good Reason and you will not bring any claim asserting any such right to terminate your employment for EA Good Reason based on any fact, event or circumstance occurring or existing prior to the date hereof and (iii) neither the execution or delivery of the Merger Agreement by the Company nor the consummation of the Merger contemplated thereby, including without limitation the fact that, from and after the Merger, the Company will cease to be a public company and will become a subsidiary of Henkel, constitutes the basis for any termination of your employment with the Company for EA Good Reason or for "good reason," as defined in the Amended Employment Agreement ("AA GOOD REASON"), and you will not bring any claim asserting any such right to terminate your employment for EA Good Reason or AA Good Reason on the basis thereof.

            (c) If the Executive's employment is terminated for EA Good Reason prior to the Effective Time (as modified by paragraph 2(b) above), the Executive shall be treated as having terminated his employment for AA Good Reason immediately after the Effective Time, provided that any compensation or benefits payable to the Executive under the Employment Agreement in connection with such termination shall be reduced, dollar for dollar, by the amounts payable to the Executive pursuant to paragraph 2 or 3 of this Agreement and the amounts payable under Amended Employment Agreement.

            3. Special Bonus. (a) In consideration for your continuing employment from and after the Effective Time and provided you remain continuously actively employed by the Company or an Affiliate thereof (including Henkel and its subsidiaries from and after the Effective Time) from the date hereof to the second anniversary of the date on which the Effective Time occurs, the Company hereby agrees to pay to you, in a lump sum in cash within 5 days following such second anniversary date, an amount equal to 20% of the CIC Payment, increased by interest on such amount, at an annual rate of 10%, for the period commencing at the Effective Time and ending on such second anniversary date.

            (b) In consideration for your continued employment after the Effective Time and provided you remain continuously actively employed by the Company or an Affiliate thereof from the date hereof to the date on which the Effective Time occurs or paragraph 2(c) above applies, if your employment with the Company and its Affiliates (including Henkel and its subsidiaries from and after the Effective Time) terminates after the Effective Time for any reason, including death, Disability, your resignation, with or without AA Good Reason, or termination by the Company for or without Cause, the Company hereby agrees to pay to you, in a lump sum in cash within 5 days following the effective date of your termination of employment, an amount equal to 20% of the CIC Payment, increased by interest on such amount, at an annual rate of (i) 3%, if such termination arises from death, Disability, your resignation,


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other than for AA Good Reason, or termination by the Company for Cause or (ii)
10% if such termination is by the Company, other than for Cause or Disability, or by your resignation for AA Good Reason, in either such case, for the period commencing at the Effective Time and ending on such date of termination. For all purposes of this Agreement, the terms "Disability" and "Cause" shall have the meanings assigned thereto in the Amended Employment Agreement.

            4. Cancellation of Options. In consideration for your entering into this Agreement and subject to consummation of the Merger in accordance with the Merger Agreement, you hereby agree to surrender for cancellation as of the Effective Time all of your rights to and interest in respect of all of your Existing Stock Options (the "COVERED OPTIONS"), and this Agreement constitutes notice to the Company of your election to surrender all of the Covered Options for cancellation, in exchange for payment of the Option Consideration, if any, in accordance with the Merger Agreement for each such Covered Option. You hereby acknowledge and agree that all of your Covered Options will be cancelled as of the Effective Time pursuant to your election hereunder, including, without limitation, those Covered Options under which the exercise price exceeds the Merger Consideration (the "UNDERWATER OPTIONS") and that you will not be entitled to any payment or other consideration in respect of such Underwater Options.

            5. Termination of this Agreement. Immediately upon payment of the Special Bonus pursuant to paragraph 3 hereof, this Agreement shall terminate in its entirety and be of no further force or effect, except with respect to the Surviving Provisions and paragraph 2(c) of this Agreement. The termination of this Agreement shall not cause the Amended Employment Agreement to be terminated and the Amended Employment Agreement will terminate only in accordance with the provisions thereof.

            6. Miscellaneous. Notwithstanding any other provision of this Agreement, upon any termination of your employment before the Effective Time due to your death or Disability (as defined in the Employment Agreement), this Agreement will automatically terminate and be deemed null, void and of no effect ab initio. This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes any prior agreements or understandings between or among the parties hereto with respect to such subject matter, including, without limitation, effective at the Effective Time, the Employment Agreement, but this Agreement shall not supercede (i) the Surviving Provisions, (ii) the Amended Employment Agreement, (iii) the terms of any other Indemnification Agreement as in effect on the date hereof between the Company and the Executive and (iv) the Executive's right to receive any vested accrued benefits under any plan, policy, practice or program of the Company in which the Executive is a participant, which benefits shall be payable in accordance with the terms of such applicable plan, policy, practice or program. This Agreement may not be amended or modified otherwise then by a written agreement executed by the parties hereto and their respective successors and legal representatives.

            7. Governing Law. The terms of this Agreement shall be governed by the laws of the State of Arizona.


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            To evidence and confirm your agreement to all of the terms and conditions set forth in this Agreement and your election to surrender for cancellation all of the Covered Options and receive the Option Consideration, if any, in accordance with the Merger Agreement, please execute and date the enclosed copy of this Agreement in the space provided below.


                                          HENKEL KGaA

                                          By:________________________
                                             Name:
                                             Title



                                          THE DIAL CORPORATION

                                          By:________________________
                                             Name:
                                             Title



ACCEPTED AND AGREED, as of December 14, 2003:

________________________________
HERBERT M. BAUM


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